Exhibit 10.1

MEMORANDUM OF AGREEMENT

Dated: September 29, 2010

SEAHAWK DRILLING LLC, of 5 Greenway Plaza, Suite 2700, Houston, Texas 77046, a limited liability corporation organized under the laws of Delaware, (hereinafter called the “Seller”),

has agreed to sell, and

Essar Oilfield Services India Ltd., of Essar House, 11, K.K. Marg., Mahalaxmi, Mumbai 400 034, India, a limited liability corporation organized under the laws of India (hereinafter called the “Buyer”),

has agreed to buy,

the Bethlehem Mat Slot 250 design jackup “SEAHAWK 2505” (hereinafter called the “Unit”) as more particularly described in Appendix 1 to this Memorandum of Agreement (hereinafter called the “Agreement”) on the following terms and conditions (and, in particular, subject to the fulfilment of all of the conditions specified in Clause 13 hereof):

1.	Purchase Price:

The total price for the Unit shall be as set forth in Clause 1 of Appendix 3 (hereinafter called the “Purchase Price”).

2.	Deposit:

As security for the fulfilment of this Agreement and as set forth in Clause 2 of Appendix 3, the Buyer shall pay the Seller a deposit, free of bank and other charges and withholdings (hereinafter called the “Deposit”) into an escrow account with a reputable financial institution nominated by the Seller and Buyer (hereinafter called the “Escrow Agent”) on the same day as the signing of this Agreement. The terms of the escrow arrangement with the Escrow Agent shall be mutually agreed by the parties and will be reflected in a separate escrow agreement but shall provide for the release of the Deposit (and interest earned thereon) as set forth in this Agreement. The Deposit shall be released to either the Buyer or the Seller as provided in Clause 4(c)(i), Clause 10 or Clause 13.

Once the Deposit has been placed by the Buyer and this Agreement has been signed, the Buyer shall, at their own risk (including without limitation the risk that the consummation of the sale of the Unit contemplated by this Agreement (hereinafter called the “Closing”) does not occur after a bid has been submitted or won) and at their own expense and in their own name, shall offer the Unit for Charter Hire of One 150 FT. Mat Supported Type Offshore Jack Up Rig and One 600 FT. Floater against Tender No. MR/DS/MAT/CT/RIGS/CH/MAT-FLOATER/49(308)/2010 /P46JC10007 by Oil and

Natural Gas Corporation (hereinafter called the “ONGC Tender”). For the avoidance of doubt, the Buyer (a) is not authorized to, and shall not, (i) assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of the Seller or any of their affiliates or related companies or (ii) bind the Seller or any of their affiliates or related companies in any manner whatsoever and (b) shall not hold themselves out as an agent or legal representative of the Seller or any of its affiliates or related companies. The Seller agrees and undertakes that it has not and shall not offer the Unit for sale to another entity for purposes of the ONGC Tender. From the date of this Agreement until the date that the Seller receives written notification from the Buyer that the Unit has been confirmed by Oil and Natural Gas Corporation (hereinafter called “ONGC”) to be technically qualified under the requirements of the ONGC Tender (such date, hereinafter called the “TQ Date”), the Seller shall have the right to bid the Unit for a new charter, other contract of employment or sale (so long as such sale is not to any entity submitting an ONGC Tender). Beginning on the TQ Date and ending five (5) calendar days later (such period hereinafter called the “Option Period”), the Seller shall have the option in its sole discretion to terminate the Agreement. Following the Option Period, the Seller’s right to terminate the Agreement in accordance with this provision shall expire (for the avoidance of doubt, this Clause 2 shall not affect any other termination rights under this Agreement). If the Seller does not terminate the Agreement pursuant to this Clause 2 during the Option Period, then until the Termination Date the Seller shall not have the right to sell the Unit.

3.	Inspections

The Buyer has inspected and accepted the Unit and its classification records, and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

4.	Time & Place of Delivery

a)	“As is, where is” Sale

The Unit shall be delivered and taken over by the Buyer “as is, where is” in U.S. federal waters, whether in or out of class and whether subject to conditions and/or recommendations of class or otherwise, with no warranty (either express or implied) that the Seller shall or is obliged to deliver the Unit in class or in any other condition whatsoever. The items listed in Appendix 2 (collectively, hereinafter called “Included Items”), shall be delivered and taken over by the Buyer “as is, where is,” with no warranty (either express or implied) that the Seller shall or is obliged to deliver them in any particular condition whatsoever.

b)	Seller shall be responsible for preparing the Unit for tow at Buyer’s additional expense.

c)	Total Loss and Partial Loss

(i)	Should the Unit become a total or constructive total loss before delivery, the Deposit (together with interest earned thereon (unless the loss is not within Seller’s control)) shall be released to the Buyer, whereafter this Agreement shall be null and void and neither party shall have any claim of whatsoever nature against the other.

(ii)	Should the Unit suffer damage not constituting a total loss prior to delivery, the Seller shall notify the Buyer thereof as soon as reasonably practicable. The Seller shall be entitled (but not obligated) to effect repairs on the Unit prior to delivery.

5.	Closing and Documentation

The Deposit (together with interest earned thereon) shall be released to the Seller, and the Buyer shall pay the balance of the Purchase Price in full, to an account of the Seller (to be notified to the Buyer by the Seller not later than fifteen (15) calendar days prior to Closing) on Closing such that, at Closing, the Seller receive the full Purchase Price (free of bank and other charges and withholdings). The Closing shall be within thirty (30) calendar days after all of the conditions specified in Clause 13 hereof have been fulfilled and the Unit is ready for delivery in accordance with the terms and conditions of this Agreement.

The place of documentary closing shall be the Seller’s offices (or at such other place as the Buyer and the Seller may mutually agree).

On the date that the Closing occurs (hereinafter called the “Closing Date”), in exchange for payment of the Purchase Price as set forth above and for the other payments required by this Agreement to be made at Closing (including without limitation pursuant to Clause 4), the Seller shall ensure that the Buyer receive the following delivery documents for the Unit:

a)	a Legal Bill of Sale, warranting that the Unit is free from all encumbrances and maritime liens or any other debts or claims whatsoever, duly notarially attested and apostilled and in a form acceptable to the Vanuatu flag;

b)	if the Unit is registered in a Ship Registry, a Certificate of Ownership issued by the relevant Ship Registry and dated not more than five (5) calendar days prior to the Closing; and

c)	if the Unit is registered as above, a Certificate issued by the relevant Ship Registry stating that the Unit is free from registered encumbrances and dated not more than five (5) calendar days prior to Closing.

At the time of delivery the Buyer and Seller shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date, time and location (including coordinates) of delivery of the Unit from the Seller to the Buyer.

6.	Encumbrances

The Seller warrants that the Unit, at the time of delivery, will be free from all encumbrances and maritime liens or any other debts or charges of any nature.

7.	[Reserved]

8.	Warranties

a)	The Seller warrants that the Unit shall be free of all charges, liens and encumbrances of any nature at the time of delivery.

b)	Except as is otherwise expressly set forth in this Agreement, the Seller hereby expressly disclaims any and all representations and warranties, express, implied or statutory, including but not limited to, the class, class status, design, condition, merchantability, seaworthiness of, or the quality of the material, equipment or workmanship in, the Unit or any Included Items or as to fitness for a particular purpose or any particular trade, and Buyer confirms that it has not entered into this Agreement in reliance upon any such representations or warranties.

c)	Seller further disclaims all other liabilities in respect of the Unit and the Included Items at common law or in contract (except as is otherwise expressly provided herein), or tort or statute or otherwise, including without limitation strict liability.

d)	Buyer warrants that it will use its best efforts to win the ONGC Tender.

9.	Excluded Assets and Other Intellectual Property

It is expressly agreed that the Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest hereunder in any asset of the Seller or any of its affiliates other than the Unit and Included Items. Without limiting the generality of the foregoing, the transactions contemplated hereby shall expressly exclude all of the Seller’s right, title and interest in the names “Seahawk Drilling, Inc.” or any derivative thereof, or any trade names, trademarks, identifying logos or service marks related thereto or employing the words “Seahawk Drilling, Inc.” or any part or variation of any of the foregoing (collectively, hereinafter called the “Seller Trademarks and Logos”). Neither the Buyer nor any of its affiliates shall make any use of the Seller Trademarks and Logos at any time, including through the use of stationery or letterhead; provided, however, that the Buyer shall have a period of up to 30 days after the Closing Date in which, at its own cost, to remove from the Unit transferred on the Closing Date, or paint over, any of the Seller Trademarks and Logos.

10.	Term and Termination Rights

This Agreement is effective upon execution by both parties and terminates on the later of (hereinafter called the “Termination Date”), (i) February 8, 2011 and (ii) if the Buyer has been awarded the ONGC Tender after January 12, 2011 and before February 8, 2011, the date that is thirty (30) calendar days after the Buyer is notified that it has been awarded the ONGC Tender subject to the following termination rights of each party:

a) In case of Buyer’s Default

Should the Deposit not be paid in accordance with Clause 2, the Seller has the right to terminate this Agreement without giving any written notice to Buyer. As used in this Agreement, “in writing” or “written” shall mean a letter, registered letter, telefax or other modern form of written communication delivered from one party to the other.

Should the Purchase Price not be paid in accordance with Clause 5 or otherwise in accordance with the terms of this Agreement or should the Buyer fail, when this Agreement requires the Closing to occur, to make any other payments or deliveries, or take any other actions, required to be made by Buyer at Closing in accordance with the terms of this Agreement, the Seller have the right to terminate this Agreement without giving any written notice to Buyer, in which case this Agreement shall then terminate, the Deposit (together with interest earned thereon) shall be released to the Seller and Seller shall have the right to pursue claims available under the applicable law against Buyer.

Should Buyer or Essar Oilfields Services Ltd. Mauritius fail to indemnify Seller Indemnitees in accordance with Clause 14 below, the Seller have the right to terminate this Agreement without giving any written notice to Buyer, in which case this Agreement shall then terminate, the Deposit (together with interest earned thereon) shall be released to the Seller and Seller shall have the right to pursue claims available under the applicable law against Buyer.

b) In case of Seller’s Default

Should the Seller fail, when this Agreement requires the Closing to occur, to make any deliveries, or take any other actions, required to be made by Seller at Closing in accordance with the terms of this Agreement, the Buyer (as its sole and exclusive remedy) has the right to cancel this Agreement, in which case this Agreement shall then terminate, the Deposit (together with interest earned thereon) shall be released to the Buyer and Buyer shall have the right to pursue claims available under the applicable law against Seller.

11.	Confidentiality

As further described in the parties’ Confidentiality Agreement dated May 21, 2010, Seller and Buyer agree that they will keep confidential the sale of the Unit and the terms of this Agreement and will not disclose the same to anyone without the other’s prior written agreement, except (a) as required by applicable law, (b) to legal or other professional advisors or auditors and (c) that the Seller shall be entitled to disclose the same to any financing parties to the Seller or their affiliates or related companies (and to such affiliates and related companies). Any press release made by either party will be subject to the prior approval of the other party, except that the other party may not disapprove of any portion thereof to the extent such disapproval would result in violation of applicable law.

12.	Technical Collaboration Agreement

The parties agree to execute a Technical Collaboration Agreement with respect to the ONGC Tender contemporaneously with the execution of this Agreement on the terms and conditions as may be agreed between the parties.

13.	Subjects

The respective rights and obligations of the Seller and the Buyer hereunder (other than the parties’ obligations under Clauses 2 and 14) shall be subject to the fulfilment of the following conditions:

a)	Both parties giving written notice of approval of this Agreement by each party’s board of directors prior to the signing of this Agreement; and

b)	Buyer giving written notice of approval of this Agreement by the board of directors of Essar Oilfield Services Ltd. within seven (7) calendar days of the signing of this Agreement; and

c)	Award of the ONGC Tender to Buyer no later than February 8, 2011, or any mutually agreed upon date thereafter; and

d)	issuance of any necessary authorisation, licence or approval for the transaction, under relevant laws or agreements, including without limitation clearance from all relevant flagging or registry authorities for transfer of the Unit in U.S. federal waters; and

e)	Buyer obtaining of clearance from any relevant authorities to take delivery of the Unit in U.S. federal waters, and to the extent necessary, Seller shall provide reasonable assistance with this matter; and

f)

release of all encumbrances relating to the Unit existing under or in connection with any financings of the Seller or their affiliates or related companies, completion of arrangements reasonably satisfactory to the Seller under any such financings that include restrictions that apply to the sale and, without limiting Clause 13(a) above, consent from any financing parties to the Seller or their affiliates or related companies required for the transfer of the Unit; and there shall not have occurred (and be continuing after any repairs are made) a material adverse effect (other than a total or constructive total loss, which is addressed in

Clause 4(c)(i)) on the condition of the Unit since inspection by the Buyer (for the avoidance of doubt, fair wear and tear shall not be a material adverse effect); provided, however, that, in the event this condition would not otherwise be fulfilled and the Seller so request, the Buyer and the Seller shall negotiate in good faith a reduction in the Purchase Price that reflects the cost of the repairs to the Unit required to cause this condition to be fulfilled, and, with such reduction in the Purchase Price, this condition shall be deemed fulfilled.

In the event that any of the conditions specified in Clauses 13(a) through 13(f) is not fulfilled by Closing (provided, however, that the foregoing date shall be extended by one (1) calendar day for each calendar day the Closing is delayed for fulfilment of the condition specified in Clause 13(f) as a result of repairs being undertaken pursuant to Clause 4(c)(ii)), this Agreement may be terminated by either party hereto, whereafter (X) this Agreement shall be null and void, (Y) the Deposit shall be released to the Buyer, unless the Buyer has been awarded the ONGC Tender on or before February 8, 2011 or any mutually agreed upon date thereafter, and decides not to proceed for closing as stipulated under Clause 5, in which case the Deposit shall be released to the Seller so long as the Seller is materially in compliance with its obligations under the Agreement and (Z) neither party shall have any claim of whatsoever nature against the other.

14.	Indemnification

Except as otherwise limited by this Clause 14 from and after the Closing, the Buyer and Essar Oilfields Services Ltd. Mauritius, agree to indemnify, defend and hold the Seller, and each of its officers, directors, employees, agents, shareholders, members and controlling persons and their respective successors and assigns (collectively, hereinafter called the “Seller Indemnitees”) harmless from and against and in respect of damages actually suffered, incurred or realized by such Seller Indemnitee (collectively, hereinafter called “Seller Losses”), arising out of or resulting from or relating to claims from an unrelated third party (hereinafter called “Third-Party Claims”) relating to the Unit to the extent such Seller Losses relate to the period after the Closing.

All claims for indemnification under this Clause 14 shall be asserted and resolved as follows:

(a)	Seller will promptly give the Buyer notice of any matter that Seller has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the losses, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of the Seller to indemnification except to the extent such failure shall have resulted in liability to the Buyer that could have been actually avoided had such notice been provided within such required time period.

(b)

Buyer, at its option, assume and control the defense of such Third-Party Claim at the Buyer’s expense and through counsel of the Buyers’s choice reasonably acceptable to Seller. In the event Buyer assumes the defense against any such Third Party Claim as provided above, Seller shall have the right (but not the obligation) to participate at its own expense in the defense of such asserted liability, shall cooperate with the Buyer in such defense and will attempt to make available on a reasonable basis to the Buyer all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Buyer. In the event the Buyer does not elect to conduct the defense against any such Third-Party Claim within 30 days after notice of any such Third-Party Claim, or such shorter period as is reasonably required, the Seller shall (upon further notice to the Buyer) have the right to undertake the defense thereof, and the Buyer shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Seller (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Seller. Except for the settlement of a Third-Party Claim that involves the payment of money only and for which the Seller is totally indemnified by the Buyer, no Third-Party Claim may be settled without the written consent of the Seller.

(c)	Payment of any amounts due pursuant to this Clause 14 shall be made in United States Dollars in immediately available funds by wire transfer to a bank account or accounts to be designated by Seller within fifteen calendar days after notice is sent by the Seller.

(d)	If and to the extent Seller shall make written demand upon the Buyer for indemnification pursuant to this Clause 14 and Buyer shall refuse or fail to pay in full within fifteen calendar days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Seller may utilize any legal or equitable remedy to collect from the Buyer the amount of its losses indemnifiable hereunder.

15.	No Special Damages

IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

16.	Assignment

The rights and obligations hereunder of each of the parties hereto shall not be assignable without the prior written consent of the other party; provided, however, that the Buyer may nominate an affiliate of the Buyer to take title to the Unit at Closing provided that the taking of title to the Unit by such nominee instead of the Buyer does not cause the Seller or any of their affiliates or related companies to incur any incremental expenses or liabilities. Any company so nominated by the Buyer shall be nominated by notice in writing to the Seller on or before twenty (20) calendar days prior to Closing. For the avoidance of doubt, it is hereby expressly agreed by the Buyer that, in the event that a nominee is to take title to the Unit, the Buyer shall remain responsible for the obligations of the Buyer under this Agreement. Notwithstanding the foregoing, the Seller may assign its rights and obligations to an affiliate without Buyer’s prior written consent.

17.	Fees and Costs

Subject to Clause 7 above, each party shall be responsible for its own fees and expenses in relation to the preparation and execution and implementation of this Agreement.

18.	Notices

Any and all notices to be given under the terms of this Agreement shall be given in writing and shall be delivered by facsimile or first class post to the following address:

To the Seller:

Address:	Seahawk Drilling, Inc
5 Greenway Plaza, Suite 2700
Houston, Texas 77046

Attention:	Mr. Robert Moore, Vice President Corporate Development & Planning
Fax:	+1 713-369-7312

Attention:	Mr. Alejandro Cestero, Senior Vice President, General Counsel & Chief Compliance Officer
Fax:	+1 713-369-2761

To the Buyer:

Address:	Essar Oilfield Services India Limited,
Equinox Business Park,
Building ‘B”, 5th Floor,
LBS Marg, Off BKC, Kurla (W),
Mumbai – 400 070,
India.

Attention:	Mr.Anand Amladi, Vice President-Commercial,

Fax:	+ 91 22 6708 2178

Attention:	Capt. Sajid Y. Syed, Jt. Gen Manager Business Development,

Fax:	+ 91 22 6708 2178

Notice shall be effective, in the case of delivery by post, on actual receipt and in the case of a facsimile, on receipt by the sender of a confirmed transmission report.

19.	Entire Agreement

This Agreement (including without limitation its Appendices) constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, representations or agreements relating to the subject matter of this Agreement, whether written or oral. No changes, alterations or modifications to this Agreement shall be affected unless in writing and signed by the parties hereto.

20.	Counterparts

This Agreement may be executed simultaneously in any number of counterparts each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

21.	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement, except that the Seller’s affiliates and related companies shall be beneficiaries of Clauses 2, 16, 17 and 22.

22.	Governing law

This Agreement shall be governed by and construed in accordance with English law.

23.	Arbitration

Any and all disputes arising out of or in connection with the interpretation, performance, non-performance, validity, extension, modification or termination of this Agreement, shall be settled by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (hereinafter called “ICC”) as in effect on the date hereof and the following procedure shall be followed in such arbitration:

(a)	Each party shall appoint its own arbitrator. In case a party fails to appoint an arbitrator within fifteen (15) days, then the arbitrator already appointed by one party shall be the sole arbitrator.

(b)	In case each party appoints its own arbitrator, then the party-appointed arbitrators shall, within fifteen (15) days of their appointment, jointly appoint one or more arbitrators who shall be the President/Chairman of the arbitral panel.

(c)	The venue of the arbitration shall be London and the arbitration shall be conducted in the English language.

(d)	The award shall be in writing, in English and be a reasoned award. The prevailing party shall be entitled to claim its costs and expenses (including reasonable counsel fees), but the arbitral tribunal shall not be required to award costs and expenses.

(e)	The award shall be final and conclusive and judgment thereon may be entered in any court for its enforcement. In addition, the Parties agree that no party shall have any right to commence or maintain any lawsuit or legal proceeding of any kind concerning a dispute hereunder until the dispute has been determined in accordance with the arbitration procedure provided for herein and then only for enforcement of the award rendered in such arbitration.

(f)	During the pendency of any arbitration, each party shall continue to perform its obligations hereunder; (ii) neither party shall exercise any remedies hereunder arising by virtue of the matters in dispute; and (iii) any party shall be entitled to apply only to the arbitral tribunal for any equitable relief or interim measures.

(g)	The joinder of or claims against any third parties to any dispute between the Parties herein shall not render this arbitration agreement void, inoperative or incapable of performance and the Parties agree that joinder of or claims against such third parties who are not parties to this arbitration agreement shall not be pleaded or raised as a defense to defeat, delay or avoid any arbitration proceedings commenced or to be commenced pursuant to this arbitration agreement.

(h)	The Parties expressly agree that notwithstanding anything contained in this Agreement or in the laws of India, Part I of the [Indian] Arbitration and Conciliation Act, 1996 (or any succeeding Act) shall not apply to any arbitration proceedings commenced pursuant to this arbitration agreement or to any award made thereto.

24.	Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent, and only to the extent, of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining portions of such provision or the other provisions hereof, and the invalidity of all or part of a particular provision in a particular jurisdiction shall not invalidate the same in any other jurisdiction. Nothing in this Agreement shall operate to limit or exclude any liability for fraud.

Signed for and on behalf of Seahawk Drilling LLC	Signed for and on behalf of Essar Oilfield Services India Ltd.

/s/ Randall D. Stilley	/s/ Anand D. Amladi

Name: Randall D. Stilley	Name: Anand D. Amladi
Designation: President and Chief Executive Officer	Designation: Vice President-Commercial

In presence of	In presence of

/s/ Debbie Venditto	/s/ Dibyendo Dey

Name: Debbie Venditto	Name: Dibyendo Dey
Designation: Sr. Executive Assistant	Designation: General Manager - Fin

APPENDIX 1

The Unit is a Bethlehem JU-250 mat-supported, self-elevating, jack-up, mobile offshore drilling unit capable of operating in up to 250 ft water depth and to drill to 20,000 ft. The unit consists of upper hull (platform), three columns built into lower hull (mat).

Official Vanuatu Registry Information

Unit Type: Bethlehem Mat Slot 250 design jackup
Official Number: 1829	Call Sign: YJVR2
IMO Number: IMO8756227
Name of Vessel: SEAHAWK 2505	Service: NON SELF-PROPELLED MODU
Home Port: Port Villa, Vanuatu
Former Name: Pride Oklahoma

Classed By: American Bureau of Shipping

Built By: Sembawang Bethlehem PTE. LTD.	Year Built/Completed: 1975
Built At: Singapore

APPENDIX 2

CRANES, HOISES, AND MATERIALS HANDLING

Cranes, Revolving, Main
Quantity	: 2
Specification (API, etc)	: ABS
Make	: Link-Belt
Type	: ABS 218A
Location (stbd, port, aft, frwd)	: Port & Starboard
Rig Floor Winches (non man-riding)
Quantity	: 2
Make	: Ingersoll-Rand
Monkey Board Work Winch
Quantity	: 1
Make	: Ingersoll-Rand
Rig floor “Man-Riding” Winch
Quantity	: 2 (1 on rig floor, 1 underneath rig floor)
Make	: Ingersoll-Rand
Utility Winch (i.e. Deck Winch)
Quantity	: 1
Make	: Ingersoll-Rand
Locations	: Texas Deck

Quantity	: 4
Make	: RAM
Location	: 1 on helideck, 1 on maindeck, 2 around rig

HELICOPTER LANDING DECK

Location (frwd/aft/port/stbd)	: Forward
Dimensions (ft x ft)	: 60’ x 60’

AUXILIARY EQUIPMENT

Water Distillation
Quantity	: 1
Make/Type	: Sea Recovery /SRC North Sea 112M3/HR/D2
Electric Welding Sets
Quantity	: 2
SEWAGE TREATMENT
System type	: Wastewater Treatment Type II (3,593 gal/day)

Drilling Equipment

Derrick/Mast
Make/Type	: Continental Emsco / 20RD
Drawworks
Make/Type	: Continental Emsco/ C-3 Type II
Motors make/type	: EMD / D79-MB-DC
Quantity	: 2
Independent fresh water cooling system for brakes	: Yes
Auxiliary Brake
Make	: Baylor Elmagco
Slickline Unit
Make/model	: Mathey GCS-B2
Crown Block
Make/Type	: Continental Emsco/Model: RA-60
Travelling Block
Make/Type	: Oilwell/ Model: B-500 / SN: QW462.5
Drilling Line
Diameter (inches)	: 1 1/2”
Dead Line Anchor
Make/Type	: National Type EB
Rotating Table
Make/Type	: National / C375
Maximum opening (inches)	: 37 1/2”
Driven by an independent electric motor	: EMD / D-79
Master Bushings
Make/Type	: National / C375
Top Drive
Make	: Varco / TDS-11SA
Type (electric/hydraulic)	: Electric
Inside BOP Valve
Quantity	: 2
Circulation Subs
Quantity	: 2
Drill Pipe Elevators
Size (inches)	: 5 in
Quantity	: 2
Drill Pipe Hand Slips
Size (inches)	: 5”
Quantity	: 2
Drill Collar Slips
Size (inches)	: 6 3/4” x 8 1/4”
Quantity	: 1
Size (inches)	: 5 1/2” x 7”
Quantity	: 1
Drillpipe Spinner
Size - max/min (inches)	: 3” to 8”
Mud Saver Bucket
Make	: Oteco / Mud Guard (model MG600)
Size (inches)	: 10 3/4”
Rotary Rig Tongs
Quantity (sets)	: 2
Size range - max OD/min OD (inches/inches)	: 3 1/2” to 8 1/2”

Rig Equipment

Diesel Engines
Quantity	: 3
Make/Type	: EMD / MD12-645-E8
AC - Generator
Quantity	: 3
Make/Type	: EMD / AB20N-6
SCR System
Number of SCR	: 4 bays
Make/Type	: Ross-Hill
Maximum continuous power total (kw)	: 1600 amp, 1200 kw each bay (4800 kw total)
Output volts	: 750 volts
Main Power Transformer
Quantity	: 2
Make/Type	: ACME Electric Corp./ 3-Phase Transformer
Air Compressors - Cold Start
Quantity	: 1
Make	: Quincy
Air Compressors - Medium Pressure (rig air)	:
Quantity	: 3
Make	: Quincy
Air Compressors - Low Pressure (bulk air)
Quantity	: 1
Make	: Quincy
EMERGENCY GENERATOR - Engine
Quantity	: 1
Make/Type	: Caterpillar, D379 TA
AC - Generator
Quantity	: 1
Make/Type	: Caterpillar, D379

WELL CONTROL

DIVERTER (Typical 21 1/4” 2000 psi wp)
Annular
Make/type	: Hydril MSP-2000-21-1/4
Maximum bore (in)	: 21 1/4”
Working pressure (psi)	: 2,000 psi
Diverter Flow Lines
Quantity	: 2
Valve make/type	: Grove / 12” ANSI Class 600 ball valve
Quantity	: 2
Diverter Control Panel	:
Primary make/type	: Same as BOP Control
Remote make/type	: Same as BOP Control
Ram Type Preventers
Quantity	: 1
Make/model	: Cameron “U” type
Type (single/double/triple)	: Double
Size (inches)	: 13 5/8
Working pressure (psi)	: 10,000 psi

Quantity	: 1
Make/model	: Cameron “U” Type
Type (single/double/triple)	: Single
Size (inches)	: 13 5/8
Working pressure (psi)	: 10,000 psi
Available Rams (installed & spare)
Quantity/type/size	: 2 / pipe ram / 5 in
Quantity/type/size	: 1 / blind shear ram
BOP Ram Configuration (normal)
Upper	: 5” Pipe Ram
Middle	: Shear Blind Ram
Lower	: 5” Pipe Ram

Annular Preventer
Quantity	: 1
Make/Type	: Shaffer / Mdl: 13-5/8-5K
Size (inches)	: 13 5/8”
Working pressure (psi)	: 5,000 psi
Kill Line Valves
Quantity	: 2
Make/Type	: Cameron Gate Valve
Working pressure (psi)	: 10,000 psi
Choke Line Valves
Quantity	: 2
Size (inches)	: 4 1/16”

BOP CONTROL SYSTEM

Accumulator Unit
Make	: Koomey
Model/Type	: Type 80, model ST-315-15-3
Accumulator Hydraulic Pumps
Electric driven reciprocating pumps
Quantity	: 1
Make	: CAD Control System
Model	: Triplex Model: 3517

Air driven
Quantity	: 3
Make	: CAD
Primary Control Panel
Control panel make/model	: Koomey
Remote Control Panels
Make/Model	: Koomey
Quantity	: 2
Choke Manifold (see also H.3)
Nominal size (inches)	: 4 1/16 in
Minimum ID (inches)	:
Maximum WP (psi)	: 10,000 PSI
Make/model	: Swaco
Quantity of hydraulic power chokes	: 2
Make/model	: Swaco
FLEXIBLE CHOKE & KILL LINES (BOP to MANIFOLD)
Quantity	: 1
ID (inches)	: 3”
Working pressure (psi)	: 10,000 psi (15,000 psi test pressure)

BOP HANDLING
BOP Hoist System
Quantity of hoists	: 2

MUD SYSTEM

Mud Pumps
Quantity	: 2
Make	: Continental Emsco
Model	: FB-1600
Type (triplex/duplex)	: Triplex
Mud pump drive motors/pump	:
Motor type	: EMD D79
Transfer Pumps/Mixing Pumps
Mixing Pumps
Quantity	: 2
Make/model	: Mission Magnum 5x6x13

Transfer Pumps Mixing and transfer pumps interchangeable
Quantity	: 8
Make/model	: Mission Magnum 5x6x13
Standpipe Manifold
Quantity of standpipes	: 2
Standpipes ID (inches)	: 4 1/16” I.D.
Main Mud Tanks (Active, Reserve, and Slug)
Quantity	: 3
Total capacity - usable (bbls)	: 1,552 bbls
Pill/Slug Tank
Slug Tank Usable capacity (bbls)	: 140 bbls
Mud agitator	: Brandt/ Mdl: MA30/PTE10
Trip Tank
Usable capacity (bbls)	: 20 bbls (4’ x 5’ x 8.5’)
Capacity/foot (bbl/ft)	: 4 bbls/ft
Electric pump make	:
Model/type	: Mission Magnum/ 3x2
Shale Shakers
Primary (Downstream)	:
Quantity	: 3
Make/model	: Derrick / FLC-503
Cascading (Upstream)	:
Quantity	: 3
Make/model	: Brandt
Desander
Quantity	: 1
Make/Model	: Derrick / 2148-90F-3TA
Desilter
Quantity	: 1
Make/Model	: Derrick / 2148-90F-3TA
Mud Cleaner
Quantity	: 1
Make/Model	: Derrick / 2148-90F-3TA
Mud/Gas Separator (Poor Boy)
Make/Type	: Swaco
Degasser
Make/Type	: Swaco / Vacuum
Nominal flow rate (bbl/min)	: 1,000 gpm

Mud Agitators
Quantity	: 2
Make/Model	: Brandt / MA30 / PTE10

BULK SYSTEM

Barite/Bentonite Silos
Quantity	: 2 Barite
Cement Silos
Quantity	: 3
Surge Tank for Barite/Bentonite
Quantity	: 1
Mud Hopper
Quantity	: 2
Cementing Standpipe
Quantity	: 1

ACCOMMODATIONS

Company Representative’s Office
Quantity	: 1
Contractor’s Representative’s (OIM) Office
Quantity	: 1
Control Room
Quantity	: 1
Radio Room
Quantity	: 1
Hospital (Medic First Aid) Room
Number of Examination Table / beds / bunks	: 1 bunk, 1 bed
On-Board Network Server Room
Located at (machinery / main / upper / top deck)	: 1- Control room

LIVING QUARTERS

Accommodations
Total beds	: 78
Galley
Quantity	: 1
Mess Seating Capacity
Main Mess seating capacity	: 20
Meeting Rooms
Quantity	: 1
Recreation Rooms
Quantity	: 1

SURVIVAL EQUIPMENT

Lifeboats
Make/Type	: Whittaker
Quantity	: 1
Capacity (persons/craft)	: 36
Locations (fore,aft,port,stbd)	: Port

Make/Type	: Whittaker
Quantity	: 1
Capacity (persons/craft)	: 54
Locations (fore,aft,port,stbd)	: Starboard

APPENDIX 3

1.	Purchase Price of Unit

The total price for the Unit shall be United States Dollars fourteen million five hundred fifty thousand (US$14,550,000.00).

2.	Deposit

Subject to the provisions of Clause 2 of the Agreement, the Buyer shall pay to Seller as a Deposit United States Dollars two hundred ninety-one thousand ($291,000.00), free of bank and other charges and withholdings.